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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                      SOFTECH ANNOUNCES MANAGEMENT CHANGES

TEWKSBURY, Mass.--(BUSINESS WIRE)--JANUARY 5, 2007--SofTech, Inc. (OTCBB:SOFT -
NEWS), a proven provider of product lifecycle management (PLM) solutions, today announced several management changes.

Joseph P. Mullaney has given his notice of resignation of his position as President, COO and CFO at SofTech to accept a senior management position at another Massachusetts technology company. Jean J. Croteau has been promoted to President of SofTech. Mr. Croteau is a long-time SofTech Vice President who contributed greatly to the financial turnaround that began in June 2001.

Additionally, Amy McGuire has been promoted to Chief Financial Officer of SofTech. Amy joined SofTech in 2002 when Workgroup Technology Corporation ("WTC") was acquired and became Corporate Controller on August 1, 2004. She was employed by WTC for 5 years prior to that acquisition.

"I would like to thank Joe for his significant contributions over many years at SofTech," said Bill Johnston, SofTech's Chairman. "Congratulations to both Jean and Amy in their new positions and I look forward to working with them to continue to create value for the SofTech shareholders," he added.

ABOUT SOFTECH
SofTech, Inc. (OTCBB: SOFT) is a proven provider of product lifecycle management
(PLM) solutions with its flagship ProductCenter(TM) PLM solution, and its computer-aided design and manufacturing (CAD/CAM) products, including CADRA(TM) and Prospector(TM).

SofTech's solutions accelerate products and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech solutions, including General Electric Company, Goodrich, Honeywell, Siemens, Sikorsky Aircraft, U.S. Army, and Whirlpool Corporation. Headquartered in Tewksbury, Massachusetts, SofTech (WWW.SOFTECH.COM) has locations and distribution partners throughout North America, Europe, and Asia.


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SofTech, CADRA, ProductCenter and Prospector are trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements made above with respect to SofTech's outlook for fiscal 2007 and beyond represent "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include, among other risks and uncertainties, general business and economic conditions, generating sufficient cash flow from operations to fund working capital needs, potential obsolescence of the Company's technologies, maintaining existing relationships with the Company's lender, remaining in compliance with debt covenants, successful introduction and market acceptance of planned new products and the ability of the Company to attract and retain qualified personnel both in our existing markets and in new territories.

Contact: Jean J. Croteau
         President
         (978)640-6222